Exhibit 99.1

Consultants • Certified Public Accountants

INDEPENDENT ACCOUNTANT’S REVIEW REPORT

The Board of Trustees

Mesabi Trust

New York, New York

We have reviewed the accompanying balance sheet and the related statements of income and cash flows of Mesabi Trust as of April 30, 2004 and for the three-month period then ended. These interim financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with United States generally accepted accounting principles.

We have previously audited, in accordance with auditing standards of the Public Company Accounting Oversight Board, the balance sheet of Mesabi Trust as of January 31, 2004, and the related statements of income and cash flows for the year then ended (not presented herein); and in our report dated March 8, 2004, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying balance sheet as of April 30, 2004, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

EIDE BAILLY LLP	/s/ Eide Bailly LLP

Fargo, North Dakota
May 17, 2004